Ex12a
                                  IDACORP, Inc.
                          Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,                               Twelve Months
                                                 (Thousands of Dollars)                                        Ended
                                                                                                             March 31,
                                             1997         1998        1999          2000           2001         2002
Earnings, as defined:
  Income before  income taxes           $  133,570    $ 133,806   $ 137,021    $ 210,701     $  189,860     $  171,833
  Adjust for distributed income of
  equity investees                          (3,943)      (4,697)       (837)      (3,116)        (1,620)        (2,609)
  Equity in loss of equity method
  investments                                    0          458         435          186            296            268
  Minority interest in losses of
  majority owned subsidiaries                    0         (125)        (37)      (1,468)          (612)          (405)
  Supplemental fixed charges, as
  below                                     72,208       72,496      74,800       75,800         86,818         85,810

  Total earnings, as defined            $  201,835    $ 201,938   $ 211,382    $ 282,103     $  274,742     $  254,897

  Fixed charges, as defined:
  Interest charges                      $   60,761    $  60,677   $  62,975    $  63,339     $   75,305     $   74,640
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                       7,891        8,445       8,313        8,886          8,142          7,867
  Rental interest factor                       982          801         955        1,036          1,587          1,614

  Total fixed charges                       69,634       69,923      72,243       73,261         85,034         84,121

  Supplemental increment to fixed
  charges*                                   2,574        2,573       2,557        2,539          1,784          1,689

  Total supplemental fixed charges      $   72,208    $  72,496   $  74,800    $  75,800     $   86,818     $   85,810

  Supplemental ratio of earnings to
  fixed charges                              2.80x        2.79x       2.83x        3.72x          3.16x          2.97x

  *Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.
